Exhibit Index at Page 3




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported):              August 30, 2000


                               GENESEE CORPORATION
               (Exact Name of Registrant as Specified in Charter)


   NEW YORK                                 0-1653                  16-0445920
(State or other Jurisdiction                (Commission          (IRS Employer
of Incorporation)                           File Number)     Identification No.)


 445 St. Paul Street, Rochester, New York                             14605
(Address of Principal Executive Offices)                           (Zip Code)


Registrant's telephone number, including area code:             (716) 546-1030


Item 5.    Other Events.

           Genesee Corporation issued a news release on August 30, 2000, which is filed with this report as Exhibit 99.


Item 7.    Exhibits.

           An exhibit filed with this report is identified in the Exhibit Index at Page 3.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     Genesee Corporation


Date:         August 30, 2000      By   /s/ Mark W. Leunig
                                   Mark W. Leunig, Vice President and Secretary

                                  EXHIBIT INDEX

                                                                     Page
Exhibit 99               News Release Dated August 30, 2000            4

                                                            Exhibit 99


FOR IMMEDIATE RELEASE                             CONTACT:  Mark W. Leunig
                                                  Director of Investor Relations
                                                  (716) 263-9440



                          GENESEE CORPORATION ANNOUNCES
            AGREEMENT TO SELL BREWING BUSINESS AND PROPOSALS TO SELL
             OTHER ASSETS AND DISSOLVE AND LIQUIDATE THE CORPORATION


ROCHESTER, NEW YORK, August 30, 2000 - Genesee Corporation (NASDAQ/NMS:GENBB) today announced that the Special Committee of the Board of Directors, formed to consider strategic alternatives for the Corporation's brewing business, has approved an agreement to sell the brewing business in a management buy-out led by Samuel T. Hubbard, Jr., President and Chief Executive Officer of the Corporation.

     Under the terms of the agreement announced today, the Corporation would sell all of the brands and other operating assets of Genesee Brewing Company for $22 million plus net working capital as of the closing date. $17.5 million plus net working capital would be paid in cash at closing and $4.5 million would be paid by Genesee taking back a three year note from the purchaser, bearing interest at 12% per year. The Corporation estimates the transaction would result in a net gain of approximately $5 million if it is consummated.

     The sale is subject to a number of conditions customary to such transactions, including purchaser financing, shareholder approval, regulatory approvals and third party consents. "There is a tremendous amount of work to be done to resolve all of the closing conditions and obtain all of the regulatory approvals required to transfer ownership of the brewery," said Mark W. Leunig, Vice President and Secretary of the Corporation. The agreement announced today is not exclusive and allows the Corporation to entertain other offers that might emerge prior to consummation of the management buy-out.

         The agreement for a management buy-out is the culmination of an exhaustive two year effort to evaluate strategic alternatives for the Corporation's brewing business. As part of this process, the Corporation, with assistance from its investment bankers, conducted an extensive search, both domestically and globally, for potential strategic and financial buyers for its brewing business. As a result of this process the Special Committee concluded that the management buy-out proposal offered the greatest value to the Corporation's shareholders.

         The proposed management buy-out will be submitted for approval by Class A shareholders at the Corporation's Annual Meeting currently scheduled for October 19, 2000. If shareholders approve the transaction and all other conditions are satisfactorily resolved, the closing is expected to take place within sixty days.

         The Corporation announced that it has recently been served with a purported class action lawsuit against the Corporation and its directors challenging the management buy-out proposal and seeking injunctive relief and compensatory damages. The Corporation believes the lawsuit is without merit and will vigorously defend it.

         The Corporation also announced that the Board of Directors approved a proposal to seek approval from Class A shareholders at the Annual Meeting to sell or otherwise dispose of all of the Corporation's other assets.

     The Corporation previously announced that its equipment leasing subsidiary has entered into an agreement in principle to sell a significant portion of its lease portfolio. The sale is subject to a number of conditions customary to such transactions, including satisfactory due diligence and negotiation of a definitive agreement. If the sale is completed, the Corporation estimates that it would receive approximately $13 million in proceeds. Because the proposed sale is expected to generate a book loss, the Corporation recorded a pre-tax charge of $3.1 million in the fourth quarter of its fiscal year ended April 29, 2000, which represents the estimated loss on the sale. This charge is net of the projected income that is expected to be generated by that portion of the lease portfolio which would not be sold. "The due diligence process for a portfolio of approximately 120 leases is quite extensive, but is proceeding satisfactorily," said Mr. Leunig. If all closing conditions are satisfactorily resolved, the sale of the lease portfolio is expected to close within sixty days.

         The Corporation also announced that it has entered into a letter of intent to sell all of the stock of Ontario Foods, Inc., which represents the Corporation's Foods Division, to Ralcorp Holdings, Inc. (NYSE:RAH). The sale to Ralcorp is subject to a number of conditions customary to such transactions, including satisfactory due diligence, negotiation of a definitive agreement and approval by the Corporation's shareholders.

         With annualized sales of approximately $1.1 billion, Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, salad dressings, mayonnaise, peanut butter, jam and jellies, syrups and various sauces. Terms of the deal, which is expected to close within sixty days, were not disclosed.

         The proposed sale to Ralcorp is the result of a careful assessment of the strategic position of the Corporation's foods business in the rapidly consolidating retail private label food industry. The Corporation concluded that to compete effectively long term, its foods business would have to undertake a rapid and aggressive growth strategy or combine with a larger entity. After thorough evaluation of both alternatives, the Corporation determined that sale of its foods business to a larger entity would produce the greatest value for the Corporation's shareholders. The Corporation conducted a search to identify potential strategic buyers, which ultimately produced the offer from Ralcorp.

     If the sale of Ontario Foods to Ralcorp is consummated, Ralcorp would retain Ontario Foods' management and employees and continue producing the Foods Division's line of private label side dishes, dry soups and bouillon, beverage mixes, and artificial sweeteners at the Foods Division's facility in Medina, New York. "The sale to Ralcorp would align Ontario Foods with a strong, strategic player, and should benefit both Ralcorp and Ontario Foods," said Karl D. Simonson, President of Ontario Foods.

         In light of the Board's decision to seek shareholder approval to sell or otherwise dispose of all of the Corporation's assets, the Corporation announced that the Board of Directors will also seek shareholder approval to dissolve and liquidate the Corporation.

     If shareholders approve the proposal to dissolve and liquidate, the Corporation would begin reporting all of its operations as discontinued under rules governing liquidation accounting and would expect to make its first liquidating distribution following the completion of the transactions announced today. "The amount and timing of liquidating distributions will be dependent upon timing of the closing of the brewing, equipment leasing and Ontario Foods transactions, the liquidation of the Corporation's remaining assets and the satisfaction of certain liabilities, the amounts of which cannot be determined at this time," said Mr. Leunig.

         The Corporation is evaluating strategies to sell or otherwise divest the Corporation's remaining assets, which consist of a minority interest in a privately-held remarketer of durable supplies for food service and industrial users, and interests in three real estate investments. These assets are currently carried on the Corporation's balance sheet at an aggregate book value of $3.2 million.

         Commenting on the announcement and liquidation process, Charles S. Wehle, Chairman of the Corporation, said, "We believe that the transactions we are working on to sell the Corporation's brewing, foods and equipment leasing businesses will generate maximum value for our shareholders and maximum opportunity for the employees, customers, suppliers and communities that have a significant stake in the continued success of those businesses. The decision to dissolve and liquidate the Corporation should enhance shareholder value by unlocking the inherent value of the Corporation's assets. The actions announced today are the result of a long and careful process of self assessment and strategic review to identify the best way to maximize value for shareholders, while balancing the interests of the Corporation's other constituencies. The Board's efforts to devise a strategy that benefits all of our constituencies is to be commended. I also want to thank our shareowners and employees for their patience and loyalty throughout this very difficult and challenging process."


                                     END

NOTE: Statements made in this news release which are not historical, including statements regarding the timing and results of the sale of the Corporation's brewing, foods and equipment leasing businesses, the estimated gain from the sale of the brewing business, the estimated proceeds from the sale of the equipment leasing business, the dissolution and liquidation of the Corporation and the expected distributions therefrom, are forward-looking statements . Such forward-looking statements are subject to a number of risks and uncertainties, and there can be no assurance that the expectations or results reflected in those statements will be realized or achieved. Such risks and uncertainties include, without limitation, the failure of the proposed transactions to close for whatever reasons, the failure of shareholders to approve the proposed transactions, further negotiation of terms and conditions, purchase price adjustments, post-closing indemnification obligations, the failure of the purchaser of the brewing business to obtain financing necessary to consummate the transaction, the failure to satisfy other conditions necessary to consummate the sale of the Corporation's operating businesses such as completion of satisfactory due diligence, negotiation of definitive agreements for the sale of the foods and equipment leasing businesses, failure to obtain necessary regulatory approvals and third party consents, and the possibility that a delay in resolving such conditions could jeopardize the transactions.

 COPIES OF GENESEE CORPORATION NEWS RELEASES ARE AVAILABLE FREE OF CHARGE BY CALLING PRNEWSWIRE'S COMPANY NEWS ON CALL AT 800-758-5804, EXTENSION 352775, OR ON THE INTERNET AT HTTP;//WWW.PRNEWSWIRE.COM/CNOC.